                                                                     Exhibit 5.1

                                  June 15, 2000



Alloy Online, Inc.
Board of Directors
151 West 26th Street, 11th Floor
New York, New York 10001


Gentlemen:

         We have acted as special counsel for Alloy Online, Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-3 (the "Registration Statement") relating to the registration of 5,495,818 shares of Alloy Online, Inc. Common Stock, $.01 par value ("Common Stock"), which may be sold by the selling stockholders named in prospectus included in the Registration Statement.

         In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such documents, records and instruments and such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that the shares of Common Stock which may be sold by the selling stockholders named in the prospectus included in the Registration Statement have been duly authorized and validly issued by the Company and are fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.


                       Very truly yours,

                       /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                       Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.